QuickLinks -- Click here to rapidly navigate through this document

Exhibit (d)(11)

STRICTLY CONFIDENTIAL

May 10, 2012

Constellation Software Inc.
20 Adelaide Street East, Suite 1200 Ontario, Canada MSC 2T6

Attention: Mark Leonard
President

Dear Mark:

CONFIDENTIALITY AGREEMENT

        This Confidentiality Agreement (this "Agreement") is dated as of May 10, 2012 by and between Constellation Software Inc., an Ontario corporation (the "Receiving Party") and Computer Software Innovations, Inc., a Delaware corporation (together with its subsidiaries, the "Company").

        1.    Confidential Information; Representatives.    The Receiving Party is considering a possible acquistion or business combination transaction (whether negotiated directly with the Company's Board of Directors or otherwise) with respect to the Company (the "Transaction"), and, in order to assist the Receiving Party in evaluating the possible Transaction, the Company is prepared to make available to the Receiving Party certain non-public, confidential or proprietary information concerning the business, operations, strategy and prospects of the Company (all such information other than information excluded pursuant to Section 3, the "Confidential Information"). As a condition to the Confidential Information being furnished to the Receiving Party, the Receiving Party agrees to treat the Confidential Information strictly in accordance with the provisions of this Agreement and to otherwise comply, and to cause its Representatives (as hereinafter defined) to comply, with all obligations hereinafter set forth.

        2.    Scope of Confidential Information.    The term "Confidential Information" shall include, without limitation, any and all non-public, confidential or proprietary information, whether or not labeled confidential, concerning the Company and its business, operations, strategic initiatives, financing, employees, strategies or prospects that is furnished to the Receiving Party or its Representatives by or on behalf of the Company, whether furnished before or after the date of this Agreement, including, without limitation, any written or oral analyses, business or strategic plans, compilations, studies, data, reports, interpretations, projections, forecasts, records, notes, copies, excerpts, memoranda, documents or other materials (in whatever form maintained or conveyed, whether documentary, computerized, verbal form or otherwise) that contain or otherwise reflect Confidential Information concerning the Company or its business, operations, strategic initiatives, financing, employees, strategies or prospects prepared by or on behalf of the Receiving Party, any of the Receiving Party's Representatives, the Company or any Company Representatives (as hereinafter defined) or that otherwise reflect any conversations with Company Representatives involving or relating to the Confidential Information.

        3.    Excluded Information.    The Confidential Information shall not include information that the Receiving Party can demonstrate (a) is or becomes generally available to the public other than as a result of acts by the Receiving Party or its Representatives in breach of the terms of this Agreement, (b) was in the possession of Receiving Party or its Representatives prior to disclosure by the Company, provided that such information was not subject to any obligation of confidence to the Company or another party, (c) has been independently developed by the Receiving Party without reference to, or the use of, any Confidential Information or (d) is rightfully communicated to the Receiving Party by a third party, provided that such third party source is not bound by any duty or obligation of confidentiality to the Company and is not otherwise prohibited from such transmission to Receiving Party or its Representatives by any contractual, legal or fiduciary obligation.

        4.    Limitations on Use and Disclosure of Confidential Information.    (a) Receiving Party agrees not to disclose Confidential Information to any third party and not to use the Confidential Information except as permitted herein. Notwithstanding the foregoing, Receiving Party may disclose the Confidential Information to Receiving Party's directors, officers, principals, partners, employees (including employees of its wholly-owned affiliates), agents, consultants, advisors, attorneys, accountants and financial advisors who require such material for the purpose of evaluating a Transaction and who have been clearly informed of the obligation of Receiving Party to maintain the confidential status of such Confidential Information in accordance with this Agreement (collectively "Representatives"). Receiving Party shall be responsible and liable for any breach of this Agreement by it or its Representatives. The Receiving Party shall, and shall cause its Representatives to, keep the Confidential Information in confidence and shall not disclose any of the Confidential Information in any manner whatsoever, provided, however, that (i) the Receiving Party may make disclosure of information contained in the Confidential Information if required by applicable law, regulation or legal or regulatory process; provided, that the Receiving Party shall have first complied with the terms of Section 9 hereof, (ii) the Receiving Party may make disclosure of information contained in the Confidential Information to the extent that the Company gives its prior written consent; provided, further, that in no event shall the Receiving Party make any disclosure of any Confidential Information to any potential sources of equity or debt financing without the Company's prior written consent. Without limiting the foregoing, Receiving Party agrees to exercise a degree of care in protecting the Confidential Information which is at least comparable with that which it utilizes in protecting its own equivalent confidential information. The Receiving Party shall, and shall cause its Representatives to, use the Confidential Information solely for the purpose of evaluating, negotiating, and implementing a possible Transaction.

        (b)   The Receiving Party agrees that, for a period of one (1) year from the date of this Agreement, the Receiving Party shall not (and shall cause its affiliates not to), directly or indirectly, (i) use the Confidential Information to divert or attempt to divert any business or customer of the Company, (ii) use the Confidential Information to compete with the Company in connection with any business carried out by Company or (iii) employ or solicit, or initiate contact for employment with, any (A) director, officer or other senior or key employee of the Company or (B) any other employee of the Company who the Receiving Party meets during its evaluation of the possible Transaction or about whom the Receiving Party receives Confidential Information; provided, however, (1) a general advertisement or other recruiting efforts not specifically targeting any such employees of the Company (and any hiring which occurs as a result of such advertisement or recruiting effort), and (2) any hiring that is not initiated by the Receiving Party or its Representatives shall not be considered a solicitation or unauthorized hiring.

        (c)   If the Receiving Party discovers any unauthorized disclosure or use of any Confidential Information by it or its Representatives, the Receiving Party hereby covenants to promptly notify the Company in writing of any such unauthorized disclosure or use.

        5.    Non-Disclosure of Existence of Negotiations.    Without the prior written consent of the Company or except as may be required by applicable law or regulation, the Receiving Party and its Representatives shall not disclose to any person that any discussions or negotiations are taking place between the parties concerning a possible Transaction, including the content, timing and status of such discussions or negotiations (the "Discussion Information").

        6.    No Representations by the Company.    The Company will have the exclusive authority to decide what Confidential Information is to be made available to the Receiving Party and its Representatives. Neither the Company nor any of its directors, officers, employees, agents, consultants, advisors, attorneys, accountants and affiliates (collectively, the "Company Representatives") will be under any obligation to make particular Confidential Information available to the Receiving Party or any of the Receiving Party's Representatives or to supplement or update any Confidential Information previously furnished. Neither the Company nor any of the Company Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any

Confidential Information, and neither the Company nor any of the Company Representatives will have any liability to the Receiving Party or to any of the Receiving Party's Representatives relating to or resulting from the use of any Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Receiving Party and the Company and is validly executed on behalf of the Receiving Party and the Company will have legal effect.

        7.    Standstill Agreement.    In consideration of the Confidential Information being furnished to the Receiving Party pursuant to this Agreement, the Receiving Party agrees that, until the earlier of (1) ninety (90) days from the date of this Agreement; or (2) such shorter period (including any waiver of a standstill) as may be agreed to by the Company with any third party who is provided access to the Confidential Information for the purpose of evaluating a possible Transaction (in which event the Company shall provide prompt written notice to the Receiving Party of such shorter period), (the "Standstill Period"), unless expressly authorized by the Company or its Board of Directors (or any committee thereof) in writing, the Receiving Party shall not (and shall cause its affiliates not to and shall cause its and their respective Representatives acting at its and their respective behalf not to): (a) in any manner acting alone or in concert with others, acquire, agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, business combination or in any other manner, beneficial ownership of any securities of the Company, direct or indirect rights to acquire any securities of the Company (including any derivative securities with economic equivalents of ownership of any of such securities), any right to vote or to direct the voting of any securities of the Company or any assets of the Company, (b) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company, other than any group comprised solely of the Receiving Party and its affiliates, (d) otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management, board of directors, governing instruments, policies or affairs of the Company, (e) make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the matters set forth in this Agreement, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) have any discussions or enter into any arrangements (whether written or oral) with, or advise, assist or encourage any other persons in connection with any of the foregoing; provided, however, that the Receiving Party's issuance and publication of the letter dated March 30, 2012 shall be deemed not to be a violation of this Section 7. The Receiving Party also agrees during such period not to request the Company or any of the Company Representatives, directly or indirectly, to amend or waive any provision of this Section 7 (including this sentence). Notwithstanding the terms of this Section 7, the Receiving Party shall at all times be entitled to make non-public proposals to the Board of Directors of the Company amending any transaction proposal previously made by the Receiving Party.

        8.    Return of Confidential Information.    Promptly upon the written request of the Company, the Receiving Party will return or certify the destruction of all copies of the Confidential Information to the Company, and all notes, studies, reports, memoranda and other documents or materials prepared by the Receiving Party or its Representatives that contain or reflect any Confidential Information shall be destroyed. Notwithstanding the return to the Company or destruction of Confidential Information pursuant to this Section 8, the Receiving Party and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement for the term hereof. Notwithstanding the foregoing, (a) the Receiving Party's legal department and/or outside counsel may keep one copy of the Confidential Information (in electronic or paper form) and, with respect to the Receiving Party's Representatives who are accounting firms, such firms may keep one copy of the

Confidential Information, in each case, if required to comply with applicable law or regulation and (b) the Receiving Party and its Representatives may retain Confidential Information to the extent it is "backed-up" on its or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user and cannot be expunged without considerable effort; provided, that any such information so retained pursuant to clauses (a) and (b) of this Section 8 shall be held in compliance with the terms of this Agreement for a period of three (3) years from the date hereof.

        9.    Subpoena or Court Order.    In the event that the Receiving Party or anyone to whom it discloses the Confidential Information receives a request to disclose all or any part of the Confidential Information or Discussion Information under the terms of a subpoena or other order issued by a court of competent jurisdiction or by another governmental agency, the Receiving Party shall, if permitted by applicable law, (a) promptly notify the Company of the existence, terms and circumstances surrounding such a request, (b) consult with the Company on the advisability of taking steps to resist or narrow such request, (c) if disclosure of such Confidential Information or Discussion Information is required, furnish only such portion of the Confidential Information or Discussion Information as the Receiving Party is advised by its legal counsel in writing is legally required to be disclosed and (d) if requested by the Company, cooperate with the Company in its efforts to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or Discussion Information or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information or Discussion Information, as applicable, that is required to be disclosed.

        10.    Definitive Agreement.    Unless and until a definitive written agreement between the Receiving Party and the Company with respect to a Transaction has been executed and delivered, neither the Receiving Party nor the Company will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any other written or oral expression by either of them or their Representatives except, in the case of this Agreement, for the matters specifically agreed to herein.

        11.    Remedies.    Each of the parties hereto acknowledges that in the event of any breach of the terms of this Agreement, the other party could not be made whole by monetary damages only. Accordingly, each of the parties hereto, in addition to any other remedy to which it maybe entitled in law or in equity, shall be entitled to an injunction (which shall include a temporary restraining order) to prevent breaches of the terms of this Agreement.

        12.    Communications.    Without the Company's prior written consent, which may be withheld by the Company in its sole discretion, the Receiving Party shall not (and shall cause its Representatives not to) initiate, other than through the Company's financial and legal advisors or such other persons, as designated by the Company in writing, any (a) communication concerning the Confidential Information, (b) requests for meetings with management of the Company in connection with the possible Transaction or other transaction between the parties or (c) communication relating to the business of the Company or the possible Transaction, in each case, with any officer, director or employee of the Company. Notwithstanding the foregoing, direct communications between the President of the Company and the President of the Receiving Party shall be permitted.

        13.    Securities Laws.    The Receiving Party acknowledges that it is aware, and that the Receiving Party and its Representatives have been advised, that the United States securities laws prohibit any person having non-public material information about a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        14.    Entire Agreement; Amendments.    This Agreement represents the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing executed by the Receiving Party and the Company expressly so amending, modifying or waiving this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

        15.    No Waiver.    No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

        16.    Governing Law.    This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws and principles. Each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against such party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

        17.    Expenses.    In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the legal fees and expenses such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

        18.    Captions.    The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

        19.    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

        20.    Severability.    In the event any term of this Agreement is found by any court to be void or otherwise unenforceable, the remainder of this Agreement shall remain valid and enforceable as though such term were absent upon the date of its execution.

        21.    Notices.    All notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by email or electronic facsimile transfer (with such facsimile confirmed in writing by mail simultaneously dispatched) at the address specified below:

  (i)
  If to the Company, addressed to:

    Computer Software Innovations, Inc.
    Attention: David B. Dechant, Chief Financial Officer
    900 East Main Street, Suite T
    Easley, South Carolina 29640
    Telephone: 864-770-2704
    Facsimile: 864-770-2807

    with a copy to:

    William L. Pitman
    Smith Moore Leatherwood LLP 300 East McBee Avenue, Suite 500
    Greenville, South Carolina 29601
    Telephone: 864-240-2494 Facsimile: 864-240-2477

  (ii)
  If to the Receiving Party, addressed to:

    Constellation Software Inc.
    Attention: Mark Leonard, President
    20 Adelaide Street East, Suite 1200
    Ontario, Canada M5C 2T6 Telephone: 416-861-2279 Facsimile: 416-861-2287

    with a copy to:

    Mark Dennison, General Counsel
    Constellation Software Inc.
    20 Adelaide Street East, Suite 1200
    Ontario, Canada M5C 2T6 Facsimile: 416-861-2287

        22.    Internal Restrictions.    The Receiving Party further represents to the Company that the Receiving Party has implemented appropriate internal restrictions on the sharing of confidential information (including, without limitation, the implementation of ethical walls around certain affiliates, to comply with federal securities laws of the United States).

        23.    Termination.    Except as otherwise specified herein, the obligations of the parties set forth in this Agreement shall terminate and be of no further force and effect three (3) years from the date hereof.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, THIS AGREEMENT is executed and delivered effective as of the date first written above.

COMPUTER SOFTWARE INNOVATIONS, INC.
By:	/s/ NANCY K. HEDRICK Name: Nancy K. Hedrick Title: President and Chief Executive Officer
CONSTELLATION SOFTWARE INC.
By:	/s/ MARK LEONARD Name: Mark Leonard Title: President

QuickLinks

  Exhibit (d)(11)
CONFIDENTIALITY AGREEMENT